Exhibit 99.1

JACKSONVILLE BANCORP ANNOUNCES

QUARTERLY EARNINGS

JACKSONVILLE, FLA., November 10, 2011 / PRNewswire /—

Highlights

•	Net income of $1.3 million for the quarter

•	Net income of $2.8 million for the nine-month period ended September 30, 2011

•	13.1% increase in noninterest bearing deposits

•	Net interest margin of 4.22% for the quarter

Jacksonville Bancorp, Inc. (“Bancorp”) (NASDAQ: JAXB), holding company for The Jacksonville Bank (“Bank”), reported net income for the three months ended September 30, 2011 of $1.3 million, or $.22 per basic and diluted common share, compared to the third quarter 2010 net loss of $349 thousand, or ($.20) per basic and diluted common share. Net income was $2.8 million, or $.47 per basic and diluted common share, for the nine months ended September 30, 2011, compared to a net loss of $2.3 million, or ($1.33) per basic and diluted common share, for the same period in 2010. Book value and tangible book value per common share at September 30, 2011 were $9.52 and $6.76, respectively.

On November 16, 2010, Bancorp acquired Atlantic BancGroup, Inc. (“ABI”) pursuant to an agreement and plan of merger that provided for the merger of ABI with and into Bancorp. The ABI merger increased our branch locations from five full-service branches to eight full-service branches, as well as expanded our geographic footprint into the Jacksonville Beaches market. In addition, we acquired approximately $158.0 million in net loans and $231.3 million in deposits.

Total assets were $607.9 million at September 30, 2011, compared to $427.8 million at September 30, 2010. Net loans increased by 25.7% to $465.9 million as of September 30, 2011, compared to $370.5 million as of September 30, 2010. Total deposits increased 41.6% to $511.8 million as of September 30, 2011, compared to $361.4 million as of September 30, 2010. When comparing deposits to December 31, 2010, there has been a reduction in total deposits of $50.4 million driven by run-off in more costly time deposits of $52.6 million, and MMDA, NOW and savings deposits of $7.3 million, offset by an increase in noninterest-bearing accounts of $9.5 million, or 13.1%.

On February 11, 2011, as a result of the Company’s strategy to strengthen its balance sheet by lowering the amount of substandard assets, the Bank sold 40 substandard loans for $13.9 million through a bulk sale. These loans were classified as held-for-sale on the Company’s consolidated balance sheet as of December 31, 2010 and through the date of the sale at their fair value.

Price Schwenck, President and CEO of the Company, made these comments: “September 30, 2011 marked the third full quarter since the merger with ABI. We continue to be pleased with the results of that transaction as well as our operating results overall. Our dedication to serving our customers and community is stronger than ever and we feel fortunate that our core earnings have positioned us well in this challenging economic environment. We remain diligent in our efforts to work with our customers to remediate problem assets which will result in enhancing our operating performance in the future.”

The Bank continued to exceed regulatory standards of being “well capitalized” with total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital at 11.1%, 9.8% and 8.2%, respectively, at September 30, 2011.

As of September 30, 2011, nonperforming assets were $56.0 million, or 9.2% of total assets, compared to $22.1 million, or 5.17% of total assets a year ago. The increase in nonperforming assets from the third quarter of 2010 to the third quarter of 2011 is primarily a result of the challenging current economic environment and the real estate market in which the Company operates. As of September 30, 2011, nonperforming assets acquired in the ABI merger were $13.2 million, or 23.7%, of total nonperforming assets as of September 30, 2011.

The following table presents information concerning nonperforming assets as of the last four quarters and includes unaudited pro forma information for the period ended September 30, 2010 as if the acquisition of ABI had occurred at the beginning of 2010. The pro forma financial information is not necessarily indicative of the results that would have occurred for the period had the transaction been effected on the assumed date.

	For the Period Ended
	September 30, 2011 (1)	June 30, 2011 (1)	March 31, 2011 (1)	December 31, 2010 (1)	Pro forma September 30, 2010
Nonperforming Assets
Nonperforming loans (2)	$51,639	$39,542	$37,101	$35,017	$20,541
Loans past due over 90 days still on accrual	—	—	—	—	510
Total nonperforming loans (2)	51,639	39,542	37,101	35,017	21,051
Foreclosed assets, net	4,314	3,172	3,543	5,733	9,429
Total nonperforming assets	55,953	42,714	40,644	40,750	30,480

Nonperforming loans and foreclosed assets as a percent of total assets (2)	9.20%	6.94%	6.51%	6.25%	4.17%
Nonperforming loans as a percent of gross loans (2)	10.78%	8.15%	7.36%	6.83%	3.83%
Loans past due 30-89 days, still accruing	$9,270	$12,883	$14,365	$12,527	$8,719

(1)	Amounts include merger with ABI
(2)	Nonperforming loans and total loans exclude amounts classified as loans held-for-sale as of December 31, 2010

The decrease in loans past due 30-89 days in the current quarter, still accruing interest, is largely due to a migration of loans to nonperforming loans. Nonperforming loans increased $12.1 million from $39.5 million for the three months ended June 30, 2011 to $51.6 million for the three months ended September 30, 2011.

The allowance for loan losses was 2.75% of total loans at September 30, 2011, compared to 2.35% for the comparable period in 2010 and 2.55% at December 31, 2010. Provision for loan loss expense was $1.7 million and $4.8 million for the three- and nine-month periods ended September 30, 2011, respectively, compared to $799,000 and $5.1 million for the same periods in 2010. The Company has recorded net charge-offs of $533 thousand and $4.6 million for the three- and nine-month periods ended September 30, 2011, respectively, compared to $125 thousand and $3.0 million for the comparable periods in 2010. The increased level of charge-offs for the nine months ended September 30, 2011 is due to ongoing deterioration of collateral values as a result of the current economic environment and the Company’s strategy to strengthen its balance sheet by lowering the amount of substandard assets through such avenues as short sales.

Net income for the three- and nine-month periods ended September 30, 2011 increased to $1.3 million and $2.8 million, respectively, compared to a net loss of $349,000 and $2.3 million during the comparable periods in 2010. The increase in net income is primarily driven by the acquisition of ABI that resulted in the net accretion of purchase accounting adjustments. Net income also increased due to a decrease in the average cost of interest-bearing liabilities. Pre-provision, pre-OREO, pre-M&A and pre-tax earnings were $2.2 million for the third quarter ended September 30, 2011, compared to $1.2 million for the same period a year ago. The increase in pre-provision, pre-OREO, pre-M&A, and pre-tax earnings from the previous year is due to the acquisition of ABI.

Interest income increased by $2.1 million and $6.4 million during the three- and nine-month periods ended September 30, 2011, respectively, when compared to the same periods in the prior year. This was due to an increase in average earning assets of $153.3 million and $149.1 million during the three- and nine-month periods ended September 30, 2011, respectively, when compared to the same periods in the prior year. The yield on these assets increased to 5.45% and 5.51% for the three- and nine-month periods ended September 30, 2011, respectively, compared to 5.46% and 5.43% for the same periods in the prior year. The increase in average earning assets was due to the merger with ABI. Further, loans acquired in the merger with ABI had a yield that was higher than the contractual rate of interest as a result of purchase accounting adjustments. This resulted in additional interest income of approximately $961 thousand and $2.6 million for the three- and nine-month periods ended September 30, 2011. This was offset by the increase in loans on nonaccrual for which the Company does not recognize interest income.

Interest expense decreased by $185 thousand and $943 thousand during the three- and nine-month periods ended September 30, 2011, respectively, when compared to the same periods in the prior year. This was partially due to a decrease in the average cost of interest-bearing liabilities to 1.46% and 1.49% for the three- and nine- month periods ended September 30, 2011, respectively, compared to 2.08% and 2.26% for the same periods in the prior year. This decrease reflects the ongoing reduction in interest rates paid on deposits as a result of the re-pricing of deposits in the current market environment. Additionally, the Company has adopted a strategy to allow our more expensive national CD’s to run-off as they mature as well as our local CD’s to run-off or reprice at our current local rates as they mature. This decrease is offset by the increase in our volume of interest-bearing deposits as a result of the deposits acquired in the merger with ABI for the three- and nine-month periods ended September 30, 2011, respectively, when compared to the same periods in the prior year.

The additional interest income from loans acquired from ABI is also driving the increase in the net interest margin to 4.22% and 4.24% for the three- and nine-month periods ended September 30, 2011, respectively, compared to 3.61% and 3.42% for the same periods in the prior year. The impact of the additional income related to the accretion of purchase accounting adjustments adds approximately 67 basis points to the net interest margin for the three months ended September 30, 2011 and 60 basis points for the nine months ended September 30, 2011.

Noninterest income for the three- and nine-month periods ended September 30, 2011 increased to $376 thousand and $1.2 million, respectively, when compared to $299 thousand and $833 thousand in the comparable periods in the prior year. The increase is driven largely by the increased volume of transactions as a result of the merger with ABI. In addition, there was a small gain on the sale of municipal securities in the second quarter of 2011.

Noninterest expense increased to $13.5 million for the nine months ended September 30, 2011, compared to $10.4 million during the same period in 2010. The 29.8% increase in expense is attributable to additional costs absorbed as a result of the merger with ABI as our branch locations increased from five locations as of September 30, 2010 to eight locations as of September 30, 2011 as well as increases in additional credit related costs, specifically legal and loan expenses.

The income tax benefit for the nine months ended September 30, 2011 was $1.7 million, compared to an income tax benefit of $1.5 million for the nine months ended September 30, 2010. The tax benefit for the nine months ended September 30, 2011 is partially the result of benefits derived from tax-free municipal bonds and tax-free income earned on the bank-owned life insurance policies. In addition, as a result of the merger with ABI, there is a significant limitation on the amount of net operating losses and net unrealized built-in losses that can be utilized by the Company. As a result, the Company had a valuation allowance of $9.2 million at September 30, 2011 and $10.5 million at December 31, 2010. This was substantially due to the deferred tax assets related to the merger with ABI as they are not “more likely than not” to be realized due to Section 382 of the Internal Revenue Code. During the nine-month period ending September 30, 2011, a portion of the valuation allowance attributable to the deferred tax assets related to the merger with ABI has been reduced. This reduction is attributable to the portion of the deferred tax assets that the Company deemed “more likely than not” to be realized.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $608 million in assets and eight full-service branches in Jacksonville, Duval County, Florida, as well as our virtual branch. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

This press release contains non-GAAP financial disclosures for pre-provision, pre-OREO, pre-M&A, and pre-tax earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. As analysts and investors view pre-provision, pre-OREO, pre-M&A, and pre-tax earnings as an indicator of the Company’s ability to absorb credit losses, we disclose this amount in addition to net earnings. Please refer to the table at the end of this release for a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes. The Company’s actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.

Contact Valerie Kendall at 904-421-3051 for additional information.

JACKSONVILLE BANCORP, INC.

(Unaudited)

(Dollars in thousands except per share data)

	For the Three Months Ended
	September 30, 2011 (1)	June 30, 2011 (1)	March 31, 2011 (1)	December 31, 2010 (1)	September 30, 2010
Earnings Summary

Total interest income	$7,754	$8,105	$7,740	$6,752	$5,666
Total interest expense	1,741	1,820	1,864	1,914	1,926
Net interest income	6,013	6,285	5,876	4,838	3,740
Provision for loan losses	1,737	1,109	1,929	11,894	799
Net interest income (loss) after provision for loan losses	4,276	5,176	3,947	(7,056)	2,941
Noninterest income	376	404	396	341	299
Noninterest expense	4,574	4,651	4,250	6,730	3,865
Income (loss) before income tax	78	929	93	(13,445)	(625)
Income tax benefit	(1,219)	(119)	(346)	(4,331)	(276)
Net income (loss)	$1,297	$1,048	$439	$(9,114)	$(349)

Summary Average Balance Sheet
Loans, gross	$484,122	$494,217	$516,477	$453,057	$381,282
Securities	66,400	66,778	65,048	46,600	27,925

Other earning assets	14,157	5,518	5,342	8,958	2,208

Total earning assets	564,679	566,513	586,867	508,615	411,415

Other assets	45,931	46,731	45,951	44,078	23,922

Total assets	$610,610	$613,244	$632,818	$552,693	$435,337

Interest-bearing liabilities	$473,524	$479,491	$505,160	$441,106	$367,957
Other liabilities	82,305	80,543	75,363	68,444	42,177
Shareholders’ equity	54,781	53,210	52,295	43,143	25,203
Total liabilities and shareholders’ equity	$610,610	$613,244	$632,818	$552,693	$435,337

Per Share Data
Basic earnings (loss) per share	$.22	$0.18	$0.07	$(2.42)	$(0.20)
Diluted earnings (loss) per share	$.22	$0.18	$0.07	$(2.42)	$(0.20)
Basic weighted average shares outstanding	5,889,822	5,889,288	5,888,809	3,761,970	1,750,197
Diluted weighted average shares outstanding	5,890,553	5,891,030	5,890,306	3,761,970	1,750,197
Book value per basic share at end of period	$9.52	$9.27	$8.96	$8.81	$14.07
Tangible book value per basic share at end of period	$6.76	$6.50	$6.27	$6.28	$14.07
Total shares outstanding at end of period	5,889,822	5,889,822	5,888,809	5,888,809	1,750,437
Closing market price per share	$4.89	$6.59	$6.99	$7.38	$7.77

Selected Ratios
Return on average assets	.84%	0.69%	0.28%	(6.54)%	(0.32)%
Return on average equity	9.39%	7.90%	3.40%	(83.81)%	(5.49)%
Average equity to average assets	8.97%	8.68%	8.26%	7.81%	5.79%
Tangible common equity to tangible assets	6.73%	6.39%	6.07%	5.81%	5.76%
Interest rate spread	3.99%	4.22%	3.85%	3.55%	3.38%
Net interest margin	4.22%	4.45%	4.06%	3.77%	3.61%
Allowance for loan losses as a percentage of total loans (2)	2.75%	2.47%	2.25%	2.55%	2.35%
Allowance for loan losses as a percentage of NPL’s (2)	25.56%	30.33%	30.54%	37.32%	56.45%
Ratio of net charge-offs as a percentage of average loans	0.44%	0.36%	2.88%	6.78%	0.13%
Efficiency ratio	71.59%	69.53%	67.76%	129.95%	95.69%

(1)	Amounts include merger with ABI
(2)	Nonperforming loans and total loans exclude amounts classified as loans held-for-sale as of December 31, 2010

JACKSONVILLE BANCORP, INC.

(Unaudited)

(Dollars in thousands except per share data)

	September 30, 2011(1)	June 30, 2011(1)	March 31, 2011(1)	December 31, 2010(1)	September 30, 2010
Summary Balance Sheet
Cash and cash equivalents	22,972	24,313	12,601	20,297	4,542
Securities	63,892	63,796	65,189	66,262	25,978
Loans held for sale	—	—	—	13,910	—
Loans, gross	479,083	485,442	503,919	512,765	379,420
Allowance for loan losses	(13,197)	(11,993)	(11,331)	(13,069)	(8,922)
Loans, net	465,886	473,449	492,588	499,696	370,498
Goodwill	14,326	14,210	13,621	12,498	—
Other intangible assets, net	1,916	2,069	2,223	2,376	—
All other assets	38,952	37,427	38,421	36,794	26,812
Total assets	607,944	615,264	624,643	651,833	427,830
Deposit accounts	511,754	521,233	529,783	562,187	361,436
All other liabilities	40,126	39,456	42,076	37,787	41,762
Shareholders’ equity	56,064	54,575	52,784	51,859	24,632
Total liabilities and shareholders’ equity	607,944	615,264	624,643	651,833	427,830

	Nine Months Ended
	September 30, 2011(1)	September 30, 2010
Earnings Summary
Total interest income	$23,599	$17,210
Total interest expense	5,425	6,368
Net interest income	18,174	10,842
Provision for loan losses	4,775	5,094
Net interest income after provision for loan losses	13,399	5,748
Noninterest income	1,176	833
Noninterest expense	13,476	10,394
Income (loss) before income tax	1,099	(3,813)
Income tax benefit	(1,684)	(1,484)
Net income (loss)	$2,783	$(2,329)

Summary Average Balance Sheet
Loans, gross	$498,154	$386,736
Securities	66,080	26,874
Other earning assets	8,371	9,847
Total earning assets	572,605	423,457
Other assets	46,669	22,008
Total assets	$619,274	$445,465
Interest-bearing liabilities	$485,942	$376,675
Other liabilities	79,894	42,551
Shareholders’ equity	53,438	26,239
Total liabilities and shareholders’ equity	$619,274	$445,465

Per Share Data
Basic earnings (loss) per share	$0.47	$(1.33)
Diluted earnings (loss) per share	$0.47	$(1.33)
Basic weighted average shares outstanding	5,889,310	1,749,496
Diluted weighted average shares outstanding	5,890,170	1,749,496
Book value per basic share at end of period	$9.52	$14.07
Tangible book value per basic share at end of period	$6.76	$14.07
Total shares outstanding at end of period	5,889,822	1,750,437
Closing market price per share	$4.89	$7.77

Selected Ratios
Return on average assets	0.60%	(0.70%)
Return on average equity	6.96%	(11.87%)
Average equity to average assets	8.63%	5.89%
Tangible common equity to tangible assets	6.73%	5.76%
Interest rate spread	4.02%	3.17%
Net interest margin	4.24%	3.42%
Allowance for loan losses as a percentage of total loans (2)	2.75%	2.35%
Allowance for loan losses as a percentage of NPL’s (2)	25.56%	56.45%
Ratio of net charge offs as a percentage of average loans	1.25%	1.05%
Efficiency ratio	69.64%	89.03%

Summary Balance Sheet
Cash and cash equivalents	$22,972	$4,542
Securities	63,892	25,978

Loans, net	465,886	370,498
Goodwill	14,326	—
Other intangible assets, net	1,916	—
All other assets	38,952	26,812
Total assets	$607,944	$427,830

Deposit accounts	$511,754	$361,436
All other liabilities	40,126	41,762
Shareholders’ equity	56,064	24,632

Total liabilities and shareholders’ equity	$607,944	$427,830

(1)	Amounts include merger with ABI
(2)	Nonperforming loans and total loans exclude amounts classified as loans held-for-sale as of December 31, 2010

GAAP to Non-GAAP Reconciliation

	September 30, 2011(1)	June 30, 2011(1)	March 31, 2011(1)	December 31, 2010(1)	September 30, 2010
Net income (loss)	$1,297	$1,048	$439	($9,114)	(349)
Plus: Total provision for loan losses	1,737	1,109	1,929	11,894	799
OREO (net of income)	392	350	243	2,236	298
M&A	1	105	25	917	760
Income tax benefit	(1,219)	(119)	(346)	(4,331)	(276)
Pre-provision, pre-OREO, pre-M&A and pre-tax earnings	$2,208	$2,493	$2,290	$1,602	$1,232

(1)	Amounts include merger with ABI